Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Third Quarter 2016 Financial Results

PITTSBURGH, October 27, 2016 – The Federal Home Loan Bank of Pittsburgh (Bank) today announced unaudited financial results for the third quarter of 2016. The Bank recorded net income of $54.8 million for the quarter. The Board of Directors declared dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on October 28, 2016.

“We were pleased with another solid quarter, driven by increased activity in advances and mortgages,” said Winthrop Watson, President and Chief Executive Officer. “We believe product usage reflects the relevance of the cooperative to our membership.”

Highlights for the third quarter of 2016 include:

Net income of $54.8 million
Net interest income of $79.2 million
Advances of $71.8 billion
Letters of credit at $20.2 billion
Retained earnings at $942.2 million

Operating Results

The Bank’s net income for the third quarter of 2016 was $54.8 million compared to $50.3 million for the third quarter of 2015. This $4.5 million increase was driven primarily by lower net losses on derivatives and hedging activities, partially offset by net losses on trading securities, lower net interest income and higher other expenses.

Net losses on derivatives and hedging activities were $2.4 million in the third quarter of 2016 compared to net losses of $25.4 million in the third quarter of 2015. Partially offsetting this $23.0 million improvement, net losses on trading securities in the third quarter of 2016 were $2.6 million, compared to net gains of $8.7 million in the third quarter of 2015; net interest income was $79.2 million in the third quarter of 2016 compared to $83.1 million in the third quarter of 2015, and total other expense was $19.2 million in the third quarter of 2016 compared to $16.7 million in the third quarter of 2015. The decrease in net interest income in the third quarter of 2016 was primarily driven by increased interest expense on consolidated obligations, largely offset by higher interest income on advances. Third quarter 2016 performance allowed the Bank to set aside $6.1 million for affordable housing programs.

For the nine months ended September 30, 2016, net income was $178.3 million compared to $202.1 million for the same prior-year period. The $23.8 million decrease was primarily due to increased net losses on derivatives and hedging activities, along with lower gains on litigation settlements (net of legal fees and expenses) and higher other expenses, partially offset by net gains on trading securities, increased net interest income and net realized gains on sales of available-for-sale securities.

Net losses on derivatives and hedging activities for the nine months ended September 30, 2016 were $54.4 million, an increase of $50.5 million compared to net losses of $3.9 million in the same period in 2015. Gains on litigation settlements (net of legal fees and expenses) arising from investments the Bank made in private-label mortgage-backed securities (MBS) were $0.6 million in the nine months ended September 30, 2016, compared to $15.3 million in the same year-ago period. Partially offsetting these items, net gains on trading securities in the nine months ended September 30, 2016 were $25.6 million compared to $5.4 million in the same period in 2015; net interest income was $254.2 million in the first nine months of 2016 compared to $239.7 million in the same prior-year period, and net realized gains on sales of available-for-sale securities were $12.6 million in the nine months ended September 30, 2016 compared to no realized gains in the same period of 2015. The increase in net interest income in the nine months ended September 30, 2016 was primarily driven by increased interest income on advances, prepayment fees on advances and Federal funds sold, partially offset by interest expense on consolidated obligations.

Balance Sheet Highlights

At September 30, 2016, total assets were $95.8 billion, compared with $96.3 billion at December 31, 2015, a decrease of $0.5 billion. Total capital at September 30, 2016, was $4.6 billion compared to $4.5 billion at December 31, 2015. Total retained earnings at September 30, 2016, were $942.2 million compared to $881.2 million at December 31, 2015. Total retained earnings at September 30, 2016, included $198.2 million of restricted retained earnings compared with $162.5 million of restricted retained earnings at December 31, 2015. At September 30, 2016, FHLBank Pittsburgh had total regulatory capital of $4.5 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 2.0 percent. These dividends will be calculated on stockholders’ average balances during the period July 1, 2016, to September 30, 2016, and credited to stockholders’ accounts on Friday, October 28, 2016.

Detailed financial information regarding third quarter 2016 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on November 8, 2016.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

	September 30,	December 31,
Condensed Statement of Condition	2016	2015
ASSETS:
Cash and due from banks	$2,943.9	$2,377.0
Federal funds sold	3,650.0	3,980.0
Securities purchased under agreements to resell	500.0	1,000.0
Trading securities	421.3	394.7
Available-for-sale (AFS) securities	9,187.5	8,099.9
Held-to-maturity securities	3,785.6	2,663.3
Advances	71,831.9	74,504.8
Mortgage loans held for portfolio, net of allowance for
credit losses of $6.5 and $5.7, respectively	3,269.3	3,086.9
All other assets	244.9	229.7

Total assets	$95,834.4	$96,336.3

LIABILITIES:
Consolidated obligations, net	$90,318.6	$90,882.8
All other liabilities	887.7	951.9

Total liabilities	91,206.3	91,834.7

CAPITAL:
Capital stock	3,556.5	3,539.7
Retained earnings	942.2	881.2
Accumulated other comprehensive income	129.4	80.7

Total capital	4,628.1	4,501.6

Total liabilities and capital	$95,834.4	$96,336.3

	Three months ended		Nine months ended
	September 30,		September 30,
Condensed Statement of Income	2016	2015	2016	2015
Total interest income	$238.3	$177.4	$710.7	$509.8
Total interest expense	159.1	94.3	456.5	270.1

Net interest income	79.2	83.1	254.2	239.7

Provision (benefit) for credit losses	0.7	(0.2)	1.1	(0.4)

Gains (losses) on sales of AFS securities	(0.1)	—	12.6	—

Gains on litigation settlements, net	0.1	—	0.6	15.3

All other income	1.6	(10.7)	(9.4)	21.2

All other expense	19.2	16.7	58.8	52.0

Income before assessments	60.9	55.9	198.1	224.6

Affordable Housing Program
assessment	6.1	5.6	19.8	22.5

Net income	$54.8	$50.3	$178.3	$202.1

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